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                                                                     EXHIBIT 4.1

                         CARRINGTON LABORATORIES, INC.
                          MANAGEMENT COMPENSATION PLAN
                                      1995



 .    The objectives of the Management Compensation Plan (this "Plan") are as
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     follows:
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     .    Reward for superior results obtained by Carrington Laboratories, Inc.
          (the "Company") and individually
     .    Attract and retain superior executive talent
     .    Obtain commitment to the long-term success of the Company

 .    Administration:
     --------------

     . This Plan shall be administered by the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee"), which shall be constituted so as to permit this Plan to comply with Rule 16b-3 under the Securities Exchange Act of 1934. The Committee shall have full authority to interpret this Plan, to establish rules and regulations relating to the operation of this Plan, to determine the management employees eligible to receive bonuses under this Plan, to set Bonus Criteria, to determine whether and to what extent the Bonus Criteria or other results have been met, and to make all other determinations and take all other actions as the Committee deems necessary, advisable or appropriate for the proper administration of this Plan. The Committee's interpretation of this Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company and its subsidiaries and their respective employees and all other interested persons. No member of the Committee shall be eligible to participate in this Plan.

 .    Eligibility:
     -----------

     . The persons who shall be eligible to receive bonuses under this Plan shall be management employees of the Company or one or more of its subsidiaries who are selected to participate in this Plan by the Committee.

 .    Shares Subject to this Plan:
     ---------------------------

     . The total number of shares of common stock of the Company that may be issued pursuant to this Plan shall not exceed a maximum of 250,000 in the aggregate. In the event the Company shall effect a split of its common stock or a dividend payable in common stock, or in the event the outstanding common stock of the Company shall be combined into a smaller number of shares, the maximum number of shares that may be issued under this Plan shall be decreased or increased proportionately.

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 .    This Plan is comprised of two parts:
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     .    Base Salary
     .    Incentive Compensation
          .    Short-term:  Bonus paid annually, 50% cash and 50% Company common stock

 .    Compensation Policy:
     -------------------

     .    Base Salary:      Competitive with the industry and at the mean of
                            companies with whom the Company competes for
                            executives
     .    Incentive
          Compensation:     Same as for Base Salary

 .    Criteria for Incentive Compensation:
     -----------------------------------

     .    Bonus:
          .    Corporate Results:  exceeding budgeted sales and profits and
               -----------------
               meeting annual Bonus Criteria
          .    Individual Results:  achieving goals spelled out in the
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               respective functional results of the Bonus Criteria

 .    Definitions:
     -----------

     .    Bonus Criteria:  measurable major objectives to be achieved during a
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          given year and set by the Committee.  They are the key elements of the
          Annual Goals established for each function and individually. Note: individual goals not included in the Bonus Criteria are considered part of the job, and performance is rewarded by the Base Salary.

     .    Amount of Bonus:  the amount of the Bonus consists of a TARGET BONUS
          ---------------
          multiplied by a PERFORMANCE COMPONENT. The TARGET BONUS is determined as a percentage of salary and ranges from 20% to 35% depending on the individual position as follows:

                                                     Target Bonus
          Position              Position Grade    (% of Base Salary)
          --------              --------------    ------------------

          CEO                        105                 35%
          COO                        105                 30%
          EVP                        104              25-28%
          Sr. VP                     104              25-28%
          VP Line                    103                 25%
          VP Staff                   102                 25%
          Sr. Director               101                 20%

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          The PERFORMANCE COMPONENT is a percentage rate measuring results achieved in comparison to Annual Operating Budget. Performance will be judged on basis of three scenarios:

          a.   Sales at Annual Operating Budget
               Pay for excess profits

          b.   Profit at Annual Operating Budget
               Pay for excess sales

          c.   Achieving remaining Bonus Criteria and Individual Goals

          Profit is defined as Income before Taxes excluding R&D expenses.

            Excess Results                               Performance Component
          (Sales or Profits)                           (Percent of Target Bonus)
          ------------------                           -------------------------

          2.5 to 4.9% above Annual Operating Budget               100%
          5.0% above Annual Operating Budget                      105%
          6.0% above Annual Operating Budget                      106%

          *And upward in the same relationship. If both sales and profits are in excess of Annual Operating Budget, the PERFORMANCE COMPONENT will be determined by the higher of the two results.

          The PERFORMANCE COMPONENT can be adjusted upward or downward based on individual performance, upon approval by the Committee.

     .    Payment of Bonus:  As soon as practicable after the close of each
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          fiscal year of the Company, the Committee shall determine with respect to each participant in this Plan whether and the extent to which the terms of this Plan (including the Bonus Criteria) relating to bonus payments with respect to such fiscal year have been satisfied and shall certify in writing to the Board of Directors of the Company the bonus amounts payable, if any, to participants with respect to such fiscal year as determined by the Committee in accordance with this Plan. Subject to the limitations of this Plan, as soon as practicable after the amount of such participant's bonus for a fiscal year has been determined and certified, as provided above, 50% of the bonus will be paid in cash and 50% in Company common stock.

          The number of shares will be determined by dividing 50% of the total bonus by the Fair Market Value (as defined in the Company's 1995 Stock Option Plan) of the stock on the date of certification of payment of the bonus by the Committee.

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          No participant shall have the right to receive payment of any bonus unless the participant remains in the employ of the Company or one or more of its subsidiaries through the date of certification of such bonus by the Committee; provided, however, that the Committee may, in its sole discretion, pay all or part of a bonus to any participant whose employment with the Company or its subsidiaries is terminated prior to such date of certification for any reason. In addition, the Committee may, in its sole discretion, increase or decrease any bonus payable to any participant hereunder to reflect the individual performance and contribution of, and other factors relating to, such participant. The determinations of the Committee shall be final and conclusive.

     .    Sample Calculation:
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          Position:  VP Line        Position Grade:     103
                                    Target Bonus:       25%
                                    Base Salary:        $150,000

          Results: Sales 105% of Annual Operating Budget, Profit 110% of Annual Operating Budget, Bonus Criteria and Individual Goals achieved

          Target Bonus:           $37,500 (25% of $150,000)
          Performance Component:  110% (the higher of the two results against
                                  Annual Operating Budget)
          Bonus:                  $41,250 ($37,500 x 110%)

          Stock Award:      .     Base:  $41,250 / 2 = $20,625
                                  .      Stock price on day of award:  $13/share
                                  .      Number of shares:  1,586 ($20,625 / 13)
                                  .      Balance paid in cash:  $7

 .    Designation of Beneficiary:
     --------------------------

     . A participant may designate a beneficiary or beneficiaries who, in the event of the participant's death prior to the payment of any bonus earned hereunder, shall receive such payment when due under this Plan. Such designation shall be made by the participant on a form prescribed by the Committee. The participant may at any time change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the participant and received by the Company. If the participant does not designate a beneficiary or the designated beneficiary dies prior to the payment of any bonus, any amounts remaining to be paid shall be paid to the participant's estate.

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 .    Adjustments:
     -----------

     . If any Bonus Criteria or other criterion upon which bonuses for any fiscal year is based shall have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or dispositions of property, or other unusual or unplanned items) which in the Committee's judgment should or should not be taken into account, in whole or in part, in the equitable administration of this Plan, the Committee may, for any purpose of this Plan, adjust such criterion for such fiscal year and make credits, payments and reductions accordingly under this Plan.

 .    Amendment and Termination:
     -------------------------

     . Subject to the right of the Board of Directors of the Company to terminate this Plan prior thereto, this Plan shall terminate at the expiration of five years from February 9, 1995, the date of adoption of this Plan by the Board; provided, however, that any bonus payment determined and certified pursuant to this Plan but not yet paid as of the date of such termination shall be paid as soon as practicable, but in no event later than 30 days after the date of such termination. The Board of Directors of the Company may alter or amend this Plan but may not, without the approval of the shareholders of the Company, make any alteration or amendment thereof which operates to (i) increase the total number of shares of common stock of the Company which may be issued under this Plan (other than as expressly provided above), (ii) extend the term of this Plan, (iii) materially increase the benefits accruing to participants under this Plan, or (iv) materially modify the requirements as to eligibility for participation in this Plan.

 .    Effective Date:
     --------------

     . This Plan shall become effective, as of the date of its adoption by the Board of Directors of the Company, when it has been duly approved by the holders of a majority of the shares of common stock of the Company present or represented and entitled to vote at the 1995 annual meeting of shareholders of the Company. If this Plan is not so approved, this Plan shall terminate, and no bonuses shall be paid hereunder.

 .    Miscellaneous Provisions:
     ------------------------

     . This Plan is not a contract between the Company and any participant or other employee. No participant or other employee shall have any claim or right to be paid a bonus under this Plan until the amount of such bonus shall have been determined and certified in accordance with this Plan. Selection of an employee to participate in this Plan with respect to any fiscal year or years shall not confer upon such employee the right to continue to participate in this Plan with respect to any future fiscal years. Neither the establishment of this

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          Plan, nor any action taken hereunder, shall be construed as giving any participant or other employee any right to remain in the employ of the Company or its subsidiaries for any period. Nothing contained in this Plan shall limit the ability of the Company to make payments or awards to employees under any other plan, agreement or arrangement.

     . A participant's right and interest in any bonus under this Plan may not be assigned or transferred, except as provided in "Designation of Beneficiary" above, and any attempted assignment or transfer shall be null and void and shall permit the Committee, in its sole discretion, to extinguish the Company's obligation under this Plan to pay any bonus with respect to such participant.

     . This Plan shall be unfunded. The Company shall not be required to establish any special segregation of assets to assure payment of bonuses.

     . The Company shall have the right to deduct at the time of payment of any bonus, and to require the employee or beneficiary to remit to the Company as a condition of such payment, any amounts required by law to be withheld for the payment of taxes or otherwise.

     . If the Company for any reason fails to make payment of a bonus at the time such bonus becomes payable, the Company shall not be liable for any interest or other charges thereon.

     . A recipient of a bonus shall have no rights as a shareholder with respect to any shares issuable to such recipient until the date a stock certificate is issued to such recipient representing such shares.

     . Except where federal law is applicable, the provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Texas.

     . If any provision of this Plan is found to be illegal or invalid, the Committee shall have discretion to sever that provision from this Plan and, thereupon, such provision shall not be deemed to be a part of this Plan.

     . No member of the Board of Directors of the Company or the Committee, and no officer, employee or agent of the Company or its subsidiaries, shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of this Plan.

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